Exhibit 10.2

Consulting Agreement

This Consulting Agreement (the “Agreement”), effective as of the Effective Date (as defined herein), is entered into between Dyne Therapeutics, Inc. (the “Company”) and Jonathan McNeill (the “Consultant”).

WHEREAS, the Company desires to retain the services of the Consultant, and the Consultant desires to perform certain services for the Company; and

WHEREAS, the Consultant is in the business of providing such services and has agreed to provide such services pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.
Services. The Consultant agrees to perform such consulting and advisory services to and for the Company as may be reasonably requested from time to time by the Company, at such times and places as may be agreed by the Company and the Consultant.
2.
Term. The term of this Agreement shall commence on September 3, 2024 (the “Effective Date”) and shall continue through and December 31, 2024 (the “Expiration Date”), unless terminated earlier pursuant to the provisions of Section 4 (such period being referred to as the “Consultation Period”).
3.
Consideration and Reimbursement.
a. Equity Vesting. In full consideration of the services performed by the Consultant under this Agreement, and for so long as the Consultant provides services to the Company pursuant to this Agreement, any and all outstanding and unvested equity awards (options, restricted stock and RSUs) held by the Consultant as of the Effective Date will continue to vest in accordance with and subject to the terms of the applicable equity plans under which such awards were granted and the award agreements evidencing such awards. In addition, the Company agrees that the three-month post-termination exercise period set forth in the award agreements for the stock options held by the Consultant as of the Effective Date shall be extended until the earlier of (i) six months from the termination or expiration of the Consulting Agreement and (ii) the final exercise date provided for in the award agreements, subject to the terms of the applicable award agreements and equity plans governing such stock options.
b. 2024 Bonus. Provided that, prior to December 31, 2024, the Consultant does not terminate this Agreement pursuant to Section 4(c) and the Company does not terminate this Agreement pursuant to Section 4(a), the Consultant shall remain eligible to receive an annual bonus for 2024 for the Consultant’s services in 2024 as an employee of the Company prior to the Effective Date in accordance with the Company’s annual bonus program, which bonus shall be prorated based on the Consultant’s employment with the Company during 2024 and shall be paid at the same time as the senior executives of the Company receive their annual bonus for 2024.
c. Expense Reimbursement. The Company shall reimburse the Consultant for all reasonable out-of-pocket expenses incurred by the Consultant in connection with the performance of the services under this Agreement. The Consultant shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month. The Company shall pay to the Consultant amounts shown on each such statement within thirty (30) days after receipt thereof. Notwithstanding the foregoing, the Consultant shall not incur total expenses in excess of $500.00 per month without the prior written approval of the Company.
d. No Employee Benefits. The Consultant’s relationship with the Company will be that of an independent contractor, and the Consultant shall not, in connection with this relationship, be entitled to any benefits, coverages or privileges, including, without limitation, health insurance, social security, unemployment, workers compensation, or pension payments, made available to employees of the Company.
4.
Termination. This Agreement may be terminated prior to the Expiration Date in the following manner: (a) by the Company at any time immediately upon written notice if the Consultant has materially breached this Agreement, the non-competition and non-solicitation agreement between the Company and the Consultant, dated December 22, 2018 (the “Non-Competition and Non-Solicitation Agreement”), or the invention and non-disclosure agreement between the Company and the Consultant, dated December 22, 2018 (the “Invention and Non-Disclosure Agreement” and, together with the Non-Competition and Non-Solicitation Agreement, the “Restrictive Covenant Agreements”); (b) by the Consultant at any time immediately upon written notice if the Company has materially breached this Agreement; (c) by the Consultant or the Company upon not less than thirty (30) days’ prior written notice; or (d) at any time upon the mutual written consent of the parties hereto. In the event of any termination, the Consultant shall be entitled only to reimbursements for expenses incurred in accordance with Section 3(c) prior to termination, and no further payments or benefits of any kind will be due.
5.
Cooperation. The Consultant shall perform the services hereunder in a professional manner and consistent with the highest industry standards. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform the Consultant’s obligations hereunder. The Consultant shall use commercially reasonable efforts to cooperate with the Company’s personnel, not interfere with the conduct of the Company’s business, and observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.
6.
Proprietary Information and Inventions.

6.1 Proprietary Information.

a. The Consultant acknowledges that the Consultant’s relationship with the Company is one of high trust and confidence and that in the course of the Consultant’s service to the Company, Consultant will have access to and contact with Proprietary Information. The Consultant will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of the services) without written approval by an officer of the Company, either during or after the Consultation Period, unless and until such Proprietary Information has become public knowledge without fault by the Consultant.
b. For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information, whether or not in writing, whether or not patentable and whether or not copyrightable, of a private, secret or confidential nature, owned, possessed or used by the Company, concerning the Company’s business, business relationships or financial affairs, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical or research data, clinical data, know-how, computer program, software, software documentation, hardware design, technology, product, processes, methods, techniques, formulas, compounds, projects, developments, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost, customer, supplier or personnel information or employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of the Consultant’s service as a consultant to the Company.
c. The Consultant agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Consultant or others, which shall come into Consultant’s custody or possession, shall be and are the exclusive property of the Company to be used by the Consultant only in the performance of the Consultant’s duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Consultant shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement. After such delivery, the Consultant shall not retain any such materials or copies thereof or any such tangible property.
d. The Consultant agrees that Consultant’s obligation not to disclose or to use information and materials of the types set forth in paragraphs (b) and (c) above, and Consultant’s obligation to return materials and tangible property set forth in paragraph (c) above extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Consultant.
e. The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions that are known to the Consultant and to take all action necessary to discharge the obligations of the Company under such agreements.
f. The Consultant’s obligations under this Section 6.1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 6.1, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of an officer of the Company. Further, nothing herein prohibits the Consultant from communicating with, or voluntarily providing information you believe indicates possible or actual violations of the law to, local, state or federal government agencies (including but not limited to the Securities & Exchange Commission), any legislative body, law enforcement, or any self-regulatory organizations or from making any other disclosures that are statutorily protected by the law of the state in which the Consultant resides. In addition, notwithstanding the Consultant’s confidentiality and nondisclosure obligations, the Consultant is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

6.2 Inventions.

a. The Consultant will make full and prompt disclosure to the Company of all inventions, creations, improvements, enhancements, designs, innovations, discoveries, processes, methods, techniques, developments, software, computer programs, and works of authorship, whether or not patentable and whether or not copyrightable, that are created, made, conceived or reduced to practice by the Consultant or under the Consultant’s direction or jointly with others (i) during the Consultation Period if made for the Company in the course of the performance of the consulting services hereunder or (ii) during or after the Consultation Period if resulting or derived from Proprietary Information, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Inventions”). The Consultant acknowledges that all such Inventions shall be the sole property of the Company. The Consultant agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of the Consultant’s right, title and interest in and to all Inventions and all related patents, patent applications, copyrights created in the work(s) of authorship, trademarks, trade names, and other industrial and intellectual property rights and applications therefor in the United States and elsewhere. However, clause (i) of this subsection (a) shall not apply to Inventions that do not relate to the present or planned business or research and development of the Company and that are made and conceived by the Consultant not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Consultant understands that, to the extent this Agreement shall be construed in accordance with the laws of any state that precludes a requirement that an individual assign certain classes of inventions, this Section 6.2(a) shall be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes. The Consultant further acknowledges that each original work of authorship that is made by the Consultant (solely or jointly with others) within the scope of the Agreement and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act. The Consultant hereby waives all claims to moral rights in any Inventions.
b. The Consultant agrees that if, in the course of performing the services, the Consultant incorporates into any Invention developed under this Agreement any preexisting invention, improvement, development, concept, discovery or other proprietary information owned by the Consultant or in which the Consultant has an interest (“Prior Inventions”), (i) the Consultant will inform the Company, in writing before incorporating such Prior Inventions into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. The Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without the Company’s prior written permission.
c. The Consultant agrees to cooperate fully with the Company, both during and after the Consultation Period, with respect to the procurement, maintenance, and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Inventions. The Consultant shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Invention. The Consultant further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Consultant on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Consultant, and the Consultant hereby irrevocably designates and appoints each executive officer of the Company as the Consultant’s agent and attorney-in-fact to execute any such papers on the Consultant’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Invention, under the conditions described in this sentence.
d. The Consultant shall maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.
7.
Non-Exclusivity. The Consultant retains the right to contract with other companies and/or individuals for consulting services or employment without restriction, except as and to the extent set forth in the Restrictive Covenant Agreements.
8.
Other Agreements; Warranty.
a. The Consultant hereby represents that, except as the Consultant has disclosed in writing to the Company, the Consultant is not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Consultant’s consultancy with the Company, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party. The Consultant further represents that Consultant’s performance of all the terms of this Agreement and the performance of the services as a consultant of the Company do not and will not breach any agreement with any third party to which the Consultant is a party (including, without limitation, any nondisclosure or non-competition agreement), and that the Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.
b. The Consultant hereby represents, warrants and covenants that Consultant has the skills and experience necessary to perform the services, that Consultant will perform said services in a professional, competent and timely manner, that Consultant has the power to enter into this Agreement and that Consultant’s performance hereunder will not infringe upon or violate the rights of any third party or violate any federal, state or municipal laws.
9.
Independent Contractor Status.
a. The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties.
b. The Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the services. In performing the services, the amount of time devoted by the Consultant on any given day will be entirely within the Consultant’s control, and the Company will rely on the Consultant to put in the amount of time necessary to fulfill the requirements of this Agreement. The Consultant will provide all equipment and supplies required to perform the services. The Consultant is not required to attend regular meetings at the Company. However, upon reasonable notice, the Consultant shall meet with representatives of the Company at a location mutually agreed by the parties to this Agreement.
c. In the performance of the services, the Consultant has the authority to control and direct the performance of the details of the services, the Company being interested only in the results obtained. However, the services contemplated by the Agreement must meet the Company’s standards and approval and shall be subject to the Company’s general right of inspection and supervision to secure their satisfactory completion.
d. The Consultant shall not use the Company’s trade names, trademarks, service names or service marks without the prior approval of the Company.
e. The Consultant shall be responsible for paying all state and federal income taxes, unemployment insurance and social security taxes incurred by the Consultant in connection with this Agreement and acknowledges that the Company is not responsible for maintaining workers’ compensation insurance coverage for him.
10.
Remedies. The Consultant acknowledges that any breach of the provisions of Section 6 of this Agreement shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy the Company may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.
11.
Indemnification. The Consultant shall be solely liable for, and shall indemnify, defend and hold harmless the Company and its successors and assigns from and against any claim or liability of any kind (including penalties, fees or charges) resulting from the Consultant’s failure to pay the taxes, penalties, and payments referenced in Section 9(e) of this Agreement.
12.
Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery, upon confirmation of delivery by electronic mail or upon deposit with an express courier for delivery by overnight mail, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 12.
13.
Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
14.
Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement; provided, however, for the avoidance of doubt, that nothing herein supersedes any equity award agreements or the Restrictive Covenant Agreements, which remain in full force and effect.
15.
Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.
16.
Non-Assignability of Contract. This Agreement is personal to the Consultant and the Consultant shall not have the right to assign any of Consultant’s rights or delegate any of Consultant’s duties without the express written consent of the Company. Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Consultant.
17.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

18.
Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by the Consultant.
19.
Interpretation. If any restriction set forth in Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
20.
Survival. Sections 4 through 21 shall survive the expiration or termination of this Agreement.
21.
Miscellaneous.
a. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
b. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit, or affect the scope or substance of any section of this Agreement.
c. In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date and year first above written.

DYNE THERAPEUTICS, INC.

By: /s/ John Cox
 John Cox
 Chief Executive Officer

CONSULTANT:

/s/ Jonathan McNeill
Jonathan McNeill